EXHIBIT 99.1

Carnival Corporation & plc Required Announcement on
Financial Impact of Costa Concordia

MIAMI, Jan. 16, 2012 -- Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) today commented on the financial impact resulting from the grounding of the Costa Concordia.

"At this time, our priority is the safety of our passengers and crew," said Micky Arison, Carnival Corporation & plc chairman and CEO. "We are deeply saddened by this tragic event and our hearts go out to everyone affected by the grounding of the Costa Concordia and especially to the families and loved ones of those who lost their lives. They will remain in our thoughts and prayers," Arison said.

In accordance with financial disclosure requirements, the company provides the following information:

The company has insurance coverage for damage to the vessel with a deductible of approximately $30 million as well as insurance for third party personal injury liability subject to an additional deductible of approximately $10 million for this incident. The company self-insures for loss of use of the vessel.

A damage assessment review of the vessel is currently being undertaken to determine how long it will be out of service. The vessel is expected to be out of service for the remainder of our current fiscal year if not longer. For the fiscal year ending November 30, the impact to 2012 earnings for loss of use is expected to be approximately $85-$95 million or $0.11-$0.12 per share. In addition, the company anticipates other costs to the business that are not possible to determine at this time.

Carnival Corporation & plc, which is the parent company of Costa Cruises, is traded on both the New York and London Stock Exchanges.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like "will," "may," "could," "should," "would," "believe," "expect," "anticipate," "forecast," "future," "intend," "plan," "estimate," "target" and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this release. Forward-looking statements include those statements that may impact, among other things, the forecasting of Carnival Corporation & plc's non-GAAP earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions; fluctuations in foreign currency exchange rates; the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel; competition from and overcapacity in the cruise ship or land-based vacation businesses; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew; negative publicity concerning the cruise business in general, or Carnival Corporation & plc in particular, including any adverse environmental or community impacts of cruising; lack of continuing availability of attractive, convenient and safe port destinations; changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which Carnival Corporation & plc operates; economic, market and political factors that are beyond Carnival Corporation & plc's control, which could increase its operating, financing and other costs, especially its fuel expenditures; volatility in fuel prices; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with its expectations; increases in Carnival Corporation & plc's repairs and maintenance expenses and refurbishment costs as its fleet ages; the continued strength of Carnival Corporation & plc's cruise brands and its ability to implement its brand strategies; Carnival Corporation & plc's international operations are subject to additional risks not generally applicable to its U.S. operations; geographic regions in which Carnival Corporation & plc tries to expand its business may be slow to develop and ultimately not develop how it expects; whether Carnival Corporation & plc's future operating cash flow will be sufficient to fund future obligations and whether it will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; the impact of disruptions in the global financial markets or other events may negatively affect the ability of Carnival Corporation & plc's counterparties and others to perform their obligations; continuing financial viability of Carnival Corporation & plc's travel agent distribution system, air service providers and other key vendors in its supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors; Carnival Corporation & plc's decisions to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc's information technology and other networks and operations, and breaches in data security; loss of key personnel or Carnival Corporation & plc's ability to recruit or retain qualified personnel; union disputes and other employee relation issues; and risks associated with the dual listed company arrangement. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CONTACT:

Media Contact	Investor Relations Contact
US	US/UK

Jennifer de la Cruz,	Beth Roberts
Carnival Corporation & plc	Carnival Corporation & plc
+1-305-599-2600, ext. 16000	+1-305-406-4832